May 18, 2012

Mr. Joseph Feiten

Chief Financial Officer

Triangle Petroleum Corporation

1660 Wynkoop St., Suite 900

Denver, CO 80202

RE: Consent of independent petroleum engineers and geologists

Dear Mr. Feiten:

We hereby consent to the references to our firm, in the context in which they appear, and to the information regarding our reserves estimates of Triangle Petroleum Corporation (the “Company”) as of January 31, 2011, included in the Company’s Annual Report on Form 10-K/A for the year ended January 31, 2012, as well as in the notes to the financial statements included therein (the “Annual Report”).

We also consent to the incorporation by reference in the Company's registration statements (Nos. 333-175740 and 333-171959) on Form S-8 and registration statements (Nos. 333-171958 and 333-173357) on Form S-3 of the references to our firm, in the context in which they appear, and to the information regarding our reserves estimates of the Company as of January 31, 2011, included in the Annual Report.

Sincerely,

John P. Seidle

Vice President

Leslie S. O’Connor

Managing Partner